Exhibit 99.1

Contact: Bob Marsocci

Vice President, Communications

(310) 726-4656

The DIRECTV Group Announces Retirement of

Vice Chairman Eddy W. Hartenstein

EL SEGUNDO, CA , Dec. 2, 2004 -- The DIRECTV Group, Inc. (NYSE: DTV) today announced that its Vice Chairman, Eddy W. Hartenstein, has elected to retire effective Dec. 31, 2004.

Hartenstein's career with the company began in 1972 when it was known as Hughes Aircraft Company. He became the president of DIRECTV at its inception in 1990, and remained its chairman and CEO through December 2003 upon the sale of General Motors' interest in the company to News Corporation. Since its launch in 1994, DIRECTV has grown to become the second-largest pay television service in the United States, with more than 13.5 million customers.

"Eddy has not only been a colleague but a friend for more than 10 years," said Chase Carey, president and CEO of The DIRECTV Group. "His expertise and counsel have been critical to our progress during the last year. His leadership of DIRECTV from its infancy through the complicated exit of GM has been invaluable. All of us at DIRECTV wish Eddy all the best as he goes forward and with the knowledge that he will always be part of the DIRECTV family."

"Eddy deserves tremendous credit for the creation and growth of DIRECTV as a leader in the television world today," said Rupert Murdoch, chairman of The DIRECTV Group. "I want to take this opportunity to thank him for all his efforts and contributions."

"The highlight of my career has been these past 15 years while we conceived and brought to reality the best experience in television, which today is viewed in one of every eight television homes across America," said Hartenstein. "It's been a privilege to work with the enormously

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DIRECTV Group Vice Chairman Hartenstein to Retire

talented men and women at DIRECTV and all of our programming, distribution and manufacturing partners during this time."

Hartenstein continued, "As DIRECTV approaches the one-year anniversary of the transformation from a GM subsidiary into the News Corp. family of companies, the transition process is ahead of schedule. Management is in great hands and I look forward to retirement and watching the continued growth and innovation of DIRECTV as its most ardent customer."

The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services. The DIRECTV Group, Inc. is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation. For more information please visit www. directv.com.

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